FORM 8-A

                  SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.  20549

           FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                PURSUANT TO SECTION 12(b) OR (g) OF THE

                    SECURITIES EXCHANGE ACT OF 1934

                       n-GEN SOLUTIONS.COM, INC.
        (Exact name of registrant as specified in its charter)

                DELAWARE                               84-1469564
(State of incorporation or organization)  (I.R.S. Employer Identification No.)

                        n-GEN SOLUTIONS.COM, INC.
                       410 17TH STREET, SUITE 1940
                         DENVER, COLORADO 80202
                (Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

   Title of each class to be so registered:   Market of Exchange on which
                                             Each class is to be registered:

        Common Stock, $.0001 par value            Boston Stock Exchange
        ------------------------------            ---------------------
               (Title of Class)

        Common Stock Purchase Warrants            Boston Stock Exchange
        ------------------------------            ---------------------
               (Title of Class)

Securities to be registered pursuant to Section 12(g) of the Act: NONE

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates: 333-33416

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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

COMMON STOCK

     The authorized capital stock of n-Gen Solutions.Com, Inc. (the "Company" or "n-GEN") consists of 30,000,000 shares consisting of 25,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, $.0001 value. There are presently 5,940,000 issued and outstanding shares of Common Stock. Holders of the Common Stock do not have preemptive rights to purchase additional shares of Common Stock or other subscription rights. The Common Stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of Common Stock are entitled to share equally in dividends from sources legally available therefore when, as and if declared by the Board of Directors and, upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Company available for distribution to stockholders. All outstanding shares are validly authorized and issued, fully paid and nonassessable. The Board of Directors is authorized to issue additional shares of Common Stock, not to exceed the amount authorized by the Company's Certificate of Incorporation and amendments thereto, and to issue options and warrants for the purchase of such shares on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action. Each holder of Common Stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of Common Stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of Directors can elect all Directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors. The above description concerning the Common Stock of the Company does not purport to be complete. Reference is made to the Company's Certificate of Incorporation and By-laws, which are available for inspection at the Company's principal executive offices, as well as to the applicable statutes of the State of Delaware for a more complete description concerning the rights and liabilities of stockholders under Delaware law.

     Upon completion of our proposed public offering, we will have outstanding 7,645,250 shares of Common Stock, which includes 5,940,000 shares outstanding at March 31, 2000, 105,250 shares which will be issued upon conversion of convertible promissory notes at completion of the proposed public offering and 1,600,000 shares to be issued in the public offering, assuming no exercise of the Underwriter's over-allotment option.

WARRANTS

     Prior to the proposed public offering, there were no Warrants issued and outstanding. The Warrants will be issued in registered form on the date of the effective date of the definitive Prospectus ("Effective
Date") that is a part of the Registrant's Registration Statement No. 333-33416. The Company will enter into an agreement with American Securities Transfer, Inc., Denver, Colorado, as warrant agent (the "Warrant Agent").
The following discussion of certain terms and provisions of the Warrants is qualified in its entirety by reference to the Warrant Agreement. A form of the Warrant Agreement is filed as an exhibit to this Registration Statement and is incorporated by reference.

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
     Each of the Warrants entitles the registered holder to purchase one share of common stock. The Warrants are exercisable at a price of $5.50 (which exercise price has been arbitrarily determined by n-GEN and the Underwriter) subject to certain adjustments. The Warrants are entitled to the benefit of adjustments in their exercise prices and in the number of shares of common stock or other securities deliverable upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger.

     The Warrants may be exercised at any time and continuing thereafter until the close of five years from the Effective Date, unless such period is extended by n-GEN. After the expiration date, Warrant holders shall have no further rights. Warrants may be exercised by surrendering the certificate evidencing such Warrant, with the form of election to purchase on the reverse side of such certificate properly completed and executed, together with payment of the exercise price and any transfer tax, to the Warrant Agent. If less than all of the Warrants evidenced by a Warrant certificate are exercised, a new certificate will be issued for the remaining number of Warrants. Payment of the exercise price may be made by cash, bank draft or official bank or certified check equal to the exercise price.

     Warrant holders do not have any voting or any other rights as shareholders of n-GEN. n-GEN has the right at any time to redeem the Warrants, at a price of $.05 per warrant, by written notice to the registered holders thereof, mailed not less than thirty (30) nor more than sixty (60) days prior to the Redemption Date. n-GEN may exercise this right only if the closing bid price for the Common Stock equals or exceeds $10 per share during a thirty (30) consecutive trading day period ending no more than fifteen (15) days prior to the date that the notice of redemption is mailed, provided there is then a current registration statement under the Securities Act of 1933, as amended (the "Act") with respect to the issuance and sale of Common Stock upon the exercise of the Warrants. If n-GEN exercises its right to call Warrants for redemption, such Warrants may still be exercised until the close of business on the day immediately preceding the Redemption Date. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable, and the holder thereof will be entitled only to the repurchase price. Notice of redemption will be mailed to all holders of Warrants of record at least thirty (30) days, but not more than sixty
(60) days, before the Redemption Date. The foregoing notwithstanding, n-GEN may not call the Warrants at any time that a current registration statement under the Act is not then in effect. Any redemption of the Warrants during the one-year period commencing on the Effective Date shall require the written consent of the Underwriter.

     The Warrant Agreement permits n-GEN and the Warrant Agent, without the consent of Warrant holders, to supplement or amend the Warrant Agreement in order to cure any ambiguity, manifest error or other mistake, or to address other matters or questions arising thereafter that n-GEN and the Warrant Agent deem necessary or desirable and that do not adversely affect the interest of any Warrant holder. n-GEN and the Warrant Agent may also supplement or amend the Warrant Agreement in any other respect with the written consent of holders of not less than a majority of the number of Warrants then outstanding; however, no such supplement or amendment may (i) make any modification of the terms upon which the Warrants are exercisable

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
or may be redeemed; or (ii) reduce the percentage interest of the holders of the Warrants without the consent of each Warrant holder affected thereby.

     In order for the holder to exercise a Warrant, there must be an effective registration statement, with a current prospectus on file with the Securities and Exchange Commission covering the shares of common stock underlying the Warrants, and the issuance of such shares to the holder must be registered, qualified or exempt under the laws of the state in which the holder resides. If required, n-GEN will file a new registration statement with the Securities and Exchange Commission with respect to the securities underlying the Warrants prior to the exercise of such Warrants and will deliver a prospectus with respect to such securities to all holders thereof as required by Section 10(a)(3) of the Securities Act of 1933, as amended.

ITEM 2.  EXHIBITS.

The following documents are filed as exhibits to this registration statement:

EXHIBIT NO.    DESCRIPTION
-----------    -----------


   1.1         Form of Underwriting Agreement(1)

   1.2         Form of Participating Dealer Agreement(1)

   3.1         Certificate of Incorporation dated July 13, 1998(1)

   3.2         Bylaws(1)

   3.3         Amendment to Certificate of Incorporation dated
               January 19, 2000(1)

   4.1         Form of Underwriter's Warrant Agreement(1)

   4.2         Warrant Agreement between the Company and American
               Securities Stock Transfer

   4.3         Form of Specimen Stock Certificate

   4.4         Form of Specimen Warrant Certificate

________________
(1)  Incorporated by Reference to the Exhibit to the Registrant's
     Registration Statement on Form SB-2 (File #333-33416).

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
                               SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                   n-GEN SOLUTIONS.COM, INC.



Date: April 21, 2000               By: /s/ ROBERT D. ARNOLD
                                      -----------------------------
                                      Robert D. Arnold
                                      Chairman and Chief Executive Officer








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